Exhibit 99.1

Copano Energy, L.L.C.

NEWS RELEASE

Contacts:	Matt Assiff, SVP & CFO
Copano Energy, L.L.C.
713-621-9547

Ken Dennard / ksdennard@drg-e.com
Jack Lascar / jlascar@drg-e.com
DRG&E / 713-529-6600

COPANO ENERGY REPORTS RECORD

2005 FOURTH QUARTER AND YEAR END RESULTS

Fourth quarter operating income grew 160%

HOUSTON — March 6, 2006 — Copano Energy, L.L.C. (NASDAQ: CPNO) today announced its financial results for the three months and year end ended December 31, 2005.

“We are pleased to announce a 160% improvement in Copano’s operating income to $23.9 million for the fourth quarter of 2005 as compared to the same period in 2004, primarily as a result of our acquisition of ScissorTail Energy effective August 1, 2005,” said John Eckel, Chairman and Chief Executive Officer of Copano.  “Copano’s operating results continue to reflect positive pricing and operational conditions for both our Texas Gulf Coast Operations and our Mid-Continent Operations.”

Fourth Quarter Financial Results

Revenue for the fourth quarter of 2005 increased approximately 145% to $295.1 million from $120.3 million in the fourth quarter of last year.  Total gross margin increased from $17.5 million in the fourth quarter of 2004 to $45.7 million in the fourth quarter of 2005.  Net income was $14.3 million, or $0.84 per unit on a diluted basis, for the fourth quarter of 2005 compared to a net loss of $2.4 million, or $0.39 per equivalent unit on a diluted basis, for the fourth quarter of 2004.  The weighted average diluted units outstanding during the three months ended December 31, 2005 and 2004 totaled approximately 16.9 million and 6.1 million, respectively.

Earnings before interest, taxes, depreciation and amortization, or EBITDA, for the fourth quarter of 2005 were $31.9 million, an increase of $20.9 million from EBITDA of $11.0 million for the fourth quarter of 2004.  Distributable cash flow for the fourth quarter of 2005 (prior to any retained cash reserves established by Copano’s board) equaled $22.6 million, representing 224% coverage of the increased fourth quarter 2005 distribution of $0.55 per unit based on the number of units outstanding on February 1, 2006, the fourth quarter distribution record date.

EBITDA, total gross margin and distributable cash flow are non-GAAP financial measures that are defined and reconciled to the most directly comparable GAAP measures at the end of this press release.

Pro Forma Full Year 2005 Financial Results

For the year ended December 31, 2005, pro forma consolidated revenue was $933.0 million and total gross margin was $143.5 million.  Pro forma consolidated EBITDA for 2005 was $97.5 million and pro forma consolidated net income was $34.8 million, or $1.55 per unit on a diluted basis.  Pro forma EBITDA and total gross margin are non-GAAP financial measures that are defined and reconciled to the most directly comparable GAAP measures at the end of this press release.

The preceding unaudited pro forma consolidated financial information of Copano for the year ended December 31, 2005 gives effect to Copano’s acquisition of ScissorTail Energy, LLC as well as the concurrent issuance of equity and debt securities and related transactions to finance the acquisition and assumes that these transactions occurred on January 1, 2005.  This pro forma information excludes non-recurring charges related to the write-off of the remaining debt issuance costs related to existing senior indebtedness prior to the acquisition of ScissorTail.  These adjustments are based on currently available information and certain estimates and assumptions and, therefore, the actual effects of these transactions may differ from the effects reflected in the unaudited pro forma financial information.  However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of these transactions and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma financial information.  The unaudited pro forma consolidated financial information is not necessarily indicative of the consolidated financial condition or results of operations of Copano had these transactions actually been completed on January 1, 2005.  Moreover, the unaudited pro forma consolidated financial information does not project the consolidated financial position or results of operations of Copano for any future period or at any future date.

Full Year 2005 Financial Results

Revenue for the year ended December 31, 2005 increased approximately 71% to $747.7 million from $437.7 million last year.  Total gross margin increased from $51.5 million in 2004 to $104.1 million in 2005.  EBITDA for 2005 was $67.9 million, an increase of $38.4 million from EBITDA of $29.5 million for 2004.  Net income was $30.4 million, or $2.29 per unit on a diluted basis, for 2005 compared to a net loss of $0.9 million, or $0.35 per equivalent unit on a diluted basis, for the same period last year.  The weighted average diluted units outstanding during the year ended December 31, 2005 and 2004 totaled approximately 13.3 million and 2.6 million (equivalent units), respectively.

EBITDA and total gross margin are non-GAAP financial measures that are defined and reconciled to the most directly comparable GAAP measures at the end of this press release.  Full year distributable cash flow and other financial measures discussed in this press release reflect the results of ScissorTail Energy, LLC from August 1, 2005 through December 31, 2005.

Fourth Quarter Operating Results by Business Segment

Texas Gulf Coast Pipelines

Texas Gulf Coast Pipelines is comprised of a series of gathering and intrastate transmission systems totaling 1,396 miles of natural gas pipelines, which include 144 miles of pipelines owned by Webb/Duval Gatherers, an unconsolidated general partnership in which Copano owns a 62.5% interest.

During the fourth quarter of 2005, the Texas Gulf Coast Pipelines segment gathered or transported an average of 355,181 MMBtu/d of natural gas on its pipelines, which included 238,602 MMBtu/d of natural gas on its wholly owned pipelines and 116,579 MMBtu/d on the Webb/Duval Gathering System, net of intercompany volumes.  During the fourth quarter of 2004, this segment gathered and transported an average of 351,376 MMBtu/d of natural gas on its pipelines, which included 232,723 MMBtu/d of natural gas on its wholly owned pipelines and 118,653 MMBtu/d of natural gas on the Webb/Duval Gathering System, net of intercompany volumes.

Gross margin for this segment in the fourth quarter of 2005 increased approximately 9% to $9.5 million compared to $8.7 million in the fourth quarter of 2004.  The increase primarily resulted from higher average natural gas prices during the fourth quarter of 2005, which caused an increase in margins associated with Texas Gulf Coast Pipelines’ index price-related gas purchase and transportation arrangements.

Texas Gulf Coast Processing

Texas Gulf Coast Processing includes the Houston Central Processing Plant and the Sheridan NGL pipeline that extends from the tailgate of the processing plant to the Houston area.

During the fourth quarter of 2005, the Texas Gulf Coast Processing segment processed an average of 559,532 MMBtu/d of natural gas, a 2.5% increase, compared to 545,742 MMBtu/d during the fourth quarter of 2004.  For the same period, the Houston Central Processing Plant produced an average of 11,064 barrels per day of natural gas liquids, or NGLs, compared to an average of 16,004 barrels per day during the fourth quarter of 2004.

Gross margin for the Texas Gulf Coast Processing segment in the fourth quarter of 2005 increased to $9.7 million compared to $8.8 million in the fourth quarter of 2004.  The increase in gross margin primarily resulted from higher NGL prices and Copano’s use of its conditioning option to take advantage of market opportunities.  This increase was partially offset by higher natural gas prices.

Mid-Continent Operations

On August 1, 2005, Copano completed its acquisition of Tulsa-based ScissorTail Energy, LLC, a provider of natural gas midstream services in central and eastern Oklahoma.  ScissorTail’s assets, which we refer to as our Mid-Continent Operations segment, include 3,331 miles of gathering pipelines and three processing plants.  During the fourth quarter of 2005, gross margin for this segment totaled $25.8 million and the Mid-Continent Operations segment gathered or transported an average of 160,443 MMBtu/d of natural gas on its pipelines, processed an average of 109,149 MMBtu/d of natural gas and produced an average of 9,421 barrels per day of NGLs.  For the fourth quarter of 2004, the Mid-

Continent Operations segment gathered or transported an average of 138,159 MMBtu/d of natural gas on its pipelines, processed an average of 93,250 MMBtu/d of natural gas and produced an average of 7,927 barrels per day of NGLs.

Unit Distributions

On January 18, 2006, Copano announced a fourth quarter 2005 cash distribution of $0.55 per unit, or $2.20 per unit on an annualized basis, for all of its outstanding common and subordinated units.  This distribution represents an approximate 38% increase above the minimum quarterly distribution.  This distribution was paid on February 14, 2006 to holders of record of common and subordinated units at the close of business on February 1, 2006.

Conference Call Information

On March 7, 2006, Copano will hold a conference call to discuss its fourth quarter 2005 financial results and recent developments at 9:00 a.m. Eastern Time (8:00 a.m. Central Time).  To participate in the call, dial (303) 262-2137 and ask for the Copano call at least 10 minutes prior to the start time, or access it live over the Internet by logging onto the web at http://www.copanoenergy.com, on the “Investor Overview” page of the “Investor Relations” section of Copano’s website.  To listen to the live call on the web, please visit the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

If you cannot listen to the live webcast, an archive will be available shortly after the call for a period of 90 days on the “Investor Overview” page of the “Investor Relations” section of the Copano’s website.  Additionally, a telephonic replay will be available through March 14, 2006 and may be accessed by calling (303) 590-3000 and using the pass code 11054987.

Use of Non-GAAP Financial Measures

This press release and the accompanying schedules include the non-generally accepted accounting principles, or non-GAAP, financial measures of EBITDA, total gross margin and distributable cash flow.  The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States, or GAAP.  Non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, cash flows from operating activities or any other GAAP measure of liquidity or financial performance.  Copano uses non-GAAP financial measures as measures of its core profitability or to assess the financial performance of its assets.  The Company believes that investors benefit from having access to the same financial measures that its management uses in evaluating performance.

Copano defines EBITDA as net income (loss) plus interest expense, provision for income taxes and depreciation and amortization expense.  EBITDA is used as a supplemental financial measure by management and by external users of Copano’s financial statements such as investors, commercial banks, research analysts and others, to assess:

•                      the financial performance of Copano’s assets without regard to financing methods, capital structure or historical cost basis;

•                      the ability of Copano’s assets to generate cash sufficient to pay interest costs and support indebtedness;

•                      Copano’s operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure; and

•                      the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

EBITDA is also a financial measure that, with certain negotiated adjustments, is reported to the Company’s lenders and is used to compute financial covenants under its credit facility.  EBITDA should not be considered an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP.  Copano’s EBITDA may not be comparable to EBITDA or similarly titled measures of other entities, as other entities may not calculate EBITDA in the same manner as the Company does.  Copano has reconciled EBITDA to net income and cash flows from operating activities.

Total gross margin is defined as revenue less cost of sales.  Cost of sales includes the following costs and expenses: cost of natural gas and NGLs purchased from third parties, cost of natural gas and NGLs purchased from affiliates, costs paid to third parties to transport volumes and costs paid to affiliates to transport volumes.  Total gross margin consists of the sum of the individual segment gross margins.  The Company views segment gross margin as an important performance measure of the core profitability of its operations.  This measure is a key component of internal financial reporting and is used by senior management in deciding how to allocate capital resources among business segments.  The GAAP measure most directly comparable to segment gross margin is operating income.

Distributable cash flow is defined as net income or loss plus: (1) depreciation and amortization expense; (2) cash distributions received from investments in unconsolidated affiliates less equity in the earnings of such unconsolidated affiliates; (3) reimbursements by  pre-IPO unitholders of certain general and administrative expenses in excess of the “G&A Cap” provided under the Company’s limited liability company agreement; (4) the subtraction of maintenance capital expenditures; and (5) the addition of losses or subtraction of gains relating to other miscellaneous non-cash amounts affecting net income or loss for the period.  Maintenance capital expenditures represent capital expenditures employed to replace partially or fully depreciated assets to maintain the existing operating capacity of the Company’s assets and to extend their useful lives, or other capital expenditures that are incurred in maintaining existing system volumes and related cash flows.  Distributable cash flow is a significant performance metric used by senior management to compare basic cash flows generated by the Company (prior to the establishment of any retained cash reserves by its Board of Directors) to the cash distributions expected to be paid to unitholders.  Using this metric, management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions.  Distributable cash flow is also an important non-GAAP financial measure for unitholders since it serves as an indicator of the Company’s success in providing a cash return on investment.  Specifically, this financial measure indicates to investors whether or not the Company is generating cash flow at a level that can sustain or support an increase in quarterly distribution rates.  Distributable cash flow is also a quantitative standard used throughout the investment community with respect to publicly-traded partnerships and limited liability companies because the value of a unit of such an entity is generally determined by the unit’s yield (which in turn is based on the amount of cash distributions the entity can pay to a unitholder).  The GAAP measure most directly comparable to distributable cash flow is net income.

Houston-based Copano Energy, L.L.C. is a midstream natural gas company with natural gas gathering, intrastate pipeline and natural gas processing assets in the Texas Gulf Coast region and in central and eastern Oklahoma.

This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  These statements include, but are not limited to, statements with respect to future distributions.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause the Company’s actual results to differ materially from those implied or expressed by the forward-looking statements.  These risks include an inability to obtain new sources of natural gas supplies, the loss of key producers that supply natural gas to the Company, key customers reducing the volume of natural gas and natural gas liquids they purchase from the Company, a decline in the price and market demand for natural gas and natural gas liquids, the incurrence of significant costs and liabilities in the future resulting from the Company’s failure to comply with new or existing environmental regulations or an accidental release of hazardous substances into the environment and other factors detailed in the Company’s Securities and Exchange Commission filings.

— tables to follow —

COPANO ENERGY, L.L.C. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005 (1)	2004
	(in thousands, except unit information)
Revenue:
Natural gas sales	$204,832	$66,584	$496,906	$262,874
Natural gas liquids sales	78,518	50,329	224,695	161,571
Transportation, compression and processing fees	5,195	2,812	15,110	11,369
Other	6,559	616	11,032	1,842
Total revenue	295,104	120,341	747,743	437,656

Costs and expenses:
Cost of natural gas and natural gas liquids	248,729	102,296	641,315	384,080
Transportation	665	550	2,337	2,075
Operations and maintenance	7,157	3,331	18,459	12,486
Depreciation and amortization	7,681	1,789	17,052	7,287
General and administrative	6,748	3,332	18,156	9,217
Taxes other than income	465	22	1,178	770
Equity in earnings from unconsolidated affiliates	(201)	(156)	(927)	(419)
Total costs and expenses	271,244	111,164	697,570	415,496

Operating income	23,860	9,177	50,173	22,160
Other income (expense):
Interest and other income	321	38	640	85
Interest and other financing costs	(9,929)	(11,621)	(20,461)	(23,160)
Net income (loss)	$14,252	$(2,406)	$30,352	$(915)

Basic net income (loss) per equivalent unit:(2)
Net income (loss)	$0.85	$(0.39)	$2.31	$(0.35)
Weighted average number of equivalent units(2)	13,261	6,094	9,643	2,599

Diluted net income (loss) per equivalent unit:(2)
Net income (loss)	$0.84	$(0.39)	$2.29	$(0.35)
Weighted average number of equivalent units(2)	16,919	6,115	13,254	2,604

(1)                                   Includes the results of our Mid-Continent Operations from August 1, 2005 (the date Copano acquired ScissorTail Energy, LLC) through December 31, 2005.

(2)                                  Based on the weighted average equivalent units outstanding during the periods presented.  The computation of diluted units outstanding for the three months and year ended December 31, 2005 includes dilutive employee unit options and dilutive restricted units issued to directors and employees.  Total units outstanding as of December 31, 2005 were 17,619,634 units, comprised of 14,100,508 common units and 3,519,126 subordinated units.  For periods prior to our initial public offering in November 2004, equivalent units were calculated using the weighted average of pre-offering common units and common special units adjusted by a conversion or exchange factor to reflect the exchange of pre-offering common and common special units for post-offering common units immediately prior to completion of the offering.

COPANO ENERGY, L.L.C. AND SUBSIDIARIES

OPERATING STATISTICS

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005(1)	2004
	($ in thousands)
Total gross margin(2)	$45,710	$17,495	$104,091	$51,501
Operations and maintenance expenses	7,157	3,331	18,459	12,486
Depreciation and amortization	7,681	1,789	17,052	7,287
General and administrative expenses	6,748	3,332	18,156	9,217
Taxes other than income	465	22	1,178	770
Equity in earnings from unconsolidated affiliates	(201)	(156)	(927)	(419)
Operating income	23,860	9,177	50,173	22,160
Interest and other financing costs, net	(9,608)	(11,583)	(19,821)	(23,075)
Net income (loss)	$14,252	$(2,406)	$30,352	$(915)

Segment gross margin:
Texas Gulf Coast Pipelines(3)	$9,520	$8,678	$32,857	$30,076
Texas Gulf Coast Processing	9,706	8,817	30,191	21,425
Mid-Continent Operations	25,832	—	40,683	—
Corporate	652	—	360	—
Total gross margin(2)	$45,710	$17,495	$104,091	$51,501

Segment gross margin per unit:
Texas Gulf Coast Pipelines ($/MMBtu)(3)	$0.43	$0.41	$0.39	$0.35
Texas Gulf Coast Processing:
Inlet throughput ($/MMBtu)(4)	$0.19	$0.18	$0.15	$0.10
NGLs produced ($/Bbl)(4)	$9.54	$5.99	$6.33	$3.81
Mid-Continent Operations:
Pipeline throughput ($/MMBtu)(5)	$1.75	$—	$1.68	$—
Plant inlet throughput ($/MMBtu)(5)	$2.57	$—	$2.49	$—
NGLs produced ($/Bbl)(5)	$29.80	$—	$29.07	$—

Maintenance capital expenditures	$2,599	$559	$5,394	$1,790
Expansion capital expenditures	2,705	1,837	487,578	7,130
Total capital expenditures	$5,304	$2,396	$492,972	$8,920

Volumes:
Texas Gulf Coast Pipelines — throughput (MMBtu/d)(3)	238,602	232,723	232,280	239,770
Texas Gulf Coast Processing:
Inlet throughput (MMBtu/d)	559,532	545,742	561,085	559,939
NGLs produced (Bbls/d)	11,064	16,004	13,066	15,373
Mid-Continent Operations:
Pipeline throughput (MMBtu/d)(5)	160,443	—	158,334	—
Plant inlet throughput (MMBtu/d)(5)	109,149	—	106,877	—
NGLs produced (Bbls/d)(5)	9,421	—	9,146	—

Operations and maintenance expenses:
Texas Gulf Coast Pipelines	$1,528	$1,541	$5,516	$5,813
Texas Gulf Coast Processing	1,773	1,790	7,026	6,673
Mid-Continent Operations	3,856	—	5,917	—
Total operations and maintenance expenses	$7,157	$3,331	$18,459	$12,486

(1)                                  Represents activities related to our Mid-Continent Operations from August 1, 2005 (the date Copano acquired ScissorTail Energy, LLC) through December 31, 2005.

(2)                                  Total gross margin is a non-GAAP financial measure.  For a reconciliation of total gross margin to its most directly comparable GAAP measure, please read “Non-GAAP Financial Measures.”

(3)                                  Excludes results and volumes associated with our interest in Webb/Duval Gatherers.  Gross volumes transported by Webb/Duval Gatherers were 116,579 MMBtu/d and 118,653 MMBtu/d, net of intercompany volumes, for the three months ended December 31, 2005 and 2004, respectively.  Gross volumes transported by Webb/Duval Gatherers were 121,864 MMBtu/d and 118,873 MMBtu/d, net of intercompany volumes, for the year ended December 31, 2005 and 2004, respectively.

(4)                                  Represents the Texas Gulf Coast Processing segment gross margin divided by the total inlet throughput or NGLs produced, as appropriate.

(5)                                  Segment gross margin per unit amounts for the Mid-Continent Operations represent the segment gross margin divided by the pipeline throughput, inlet throughput or NGLs produced, as appropriate.  Plant inlet throughput and NGLs produced represent total volumes processed and produced by the Mid-Continent Operations at all plants, including plants owned by the Mid-Continent Operations segment and plants owned by third parties.  Plant inlet throughput averaged 67,886 MMBtu/d and 65,962 MMBtu/d and NGLs produced averaged 5,859 barrels per day and 5,500 barrels per day for the three months and year ended December 31, 2005, respectively, for plants owned by the Mid-Continent Operations segment.

COPANO ENERGY, L.L.C. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Year Ended December 31,
	2005	2004
	(in thousands)
Cash Flows From Operating Activities:
Net income (loss)	$30,352	$(915)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	17,052	7,287
Amortization of debt issue costs	5,723	2,000
Equity in earnings from unconsolidated affiliates	(927)	(419)
Payment-in-kind interest on subordinated debt	—	814
Payment-in-kind interest to preferred unitholders	—	6,508
Accretion of preferred unitholders warrant value	—	9,405
Accretion of subsidiary warrant value	—	405
Deferred compensation	1,283	53
Other noncash items	26	(61)
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(18,742)	(11,440)
Accounts receivable from affiliates	1,261	(370)
Prepayments and other current assets	1,564	85
Risk management assets	(42,635)	—
Accounts payable	20,414	5,591
Accounts payable to affiliates	62	(1,244)
Other current liabilities	(16,360)	(2)
Net cash (used in) provided by operating activities	(927)	17,697

Cash Flows From Investing Activities:
Additions to property, plant and equipment and intangible assets	(10,054)	(8,590)
Acquisitions, net of cash acquired	(479,288)	(330)
Investment in unconsolidated affiliate	(2,722)	—
Escrow cash	1,001	1
Other	(645)	—
Net cash used in investing activities	(491,708)	(8,919)

Cash Flows From Financing Activities:
Repayments of long-term debt	(94,000)	(34,313)
Proceeds from long-term debt	435,000	40,000
Repayment of subordinated debt	—	(15,199)
Repayments of other long-term obligations	—	(991)
Deferred financing costs	(9,802)	(2,063)
Proceeds from initial public offering of common units, net of underwriting discounts and commissions of $8,050	—	106,950
Equity offering costs	(1,074)	(4,322)
Redemption of preferred units	—	(78,077)
Redeem common units	—	(13,950)
Purchase warrants issued by subsidiary	—	(405)
Distributions to unitholders	(23,366)	(4,000)
Payment of subscription receivable	—	143
Distributions to certain pre-IPO unitholders	—	(143)
Capital contributions from pre-IPO investors	4,068	—
Proceeds from private placement of common units	64,499	—
Proceeds from private placement of Class B units	135,503	—
Proceeds from unit option exercises	89	—
Net cash provided by (used in) financing activities	510,917	(6,370)

Net increase in cash and cash equivalents	18,282	2,408
Cash and cash equivalents, beginning of year	7,015	4,607
Cash and cash equivalents, end of year	$25,297	$7,015

COPANO ENERGY, L.L.C. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 31,
	2005	2004
	(in thousands, except unit information)
ASSETS
Current assets:
Cash and cash equivalents	$25,297	$7,015
Escrow cash	—	1,000
Accounts receivable, net	84,052	37,045
Accounts receivable from affiliates	—	1,141
Prepayments and other current assets	12,541	1,300
Total current assets	121,890	47,501
Property, plant and equipment, net	532,320	119,683
Intangible assets, net	97,551	4,469
Investment in unconsolidated affiliates	7,901	4,371
Other assets, net	33,843	2,375
Total assets	$793,505	$178,399

LIABILITIES AND MEMBERS’ CAPITAL
Current liabilities:
Accounts payable	$96,756	$36,960
Accounts payable to affiliates	189	127
Notes payable	1,272	350
Other current liabilities	10,970	777
Total current liabilities	109,187	38,214
Long-term debt	398,000	57,000
Other noncurrent liabilities	4,515	829

Members’ capital:
Common units, no par value, 14,100,508 and 7,056,252 units issued and outstanding as of December 31, 2005 and 2004, respectively	297,592	94,325
Subordinated units, no par value, 3,519,126 units outstanding as of December 31, 2005 and 2004	10,379	10,379
Paid-in capital	4,068	—
Accumulated deficit	(14,941)	(21,927)
Deferred compensation	(3,949)	(421)
Other comprehensive loss	(11,346)	—
	281,803	82,356
Total liabilities and members’ capital	$793,505	$178,399

Non-GAAP Financial Measures

The following table presents a reconciliation of the non-GAAP financial measures of (1) total gross margin (which consists of the sum of individual segment gross margins) to the GAAP financial measure of operating income, (2) EBITDA to the GAAP financial measures of net income (loss) and cash flows from operating activities and (3) distributable cash flow to the GAAP financial measure of net income (loss) for each of the periods indicated (in thousands, except unit information).

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	Pro Forma 2005	2005		2004
Reconciliation of total gross margin to operating income:
Operating income	$23,860	$9,177	$66,058	$50,173		$22,160
Add: Operations and maintenance expenses	7,157	3,331	25,706	18,459		12,486
Depreciation and amortization	7,681	1,789	30,579	17,052		7,287
General and administrative expenses	6,748	3,332	20,761	18,156		9,217
Taxes other than income	465	22	1,368	1,178		770
Equity in earnings from unconsolidated affiliates	(201)	(156)	(927)	(927)		(419)
Total gross margin	$45,710	$17,495	$143,545	$104,091		$51,501

Reconciliation of EBITDA to net income (loss):
Net income (loss)	$14,252	$(2,406)	$34,825	$30,352		$(915)
Add: Depreciation and amortization	7,681	1,789	30,579	17,052		7,287
Interest expense	9,929	11,621	32,100	20,461		23,160
EBITDA	$31,862	$11,004	$97,504	$67,865		$29,532

Reconciliation of EBITDA to cash flows from operating activities:
Cash flow (used in) provided by operating activities	$(12,998)	$9,991		$(927)		$17,697
Add: Cash paid for interest	7,921	981		14,738		4,029
Equity in earnings of unconsolidated affiliates	201	156		927		419
Increase in working capital and other	36,738	(124)		53,127		7,387
EBITDA	$31,862	$11,004		$67,865		$29,532

Reconciliation of net income to distributable cash flow:
Net income (loss)	$14,252	$(2,406)		$30,352		$(915)
Add: Depreciation and amortization	7,681	1,789		17,052		7,287
Amortization of debt issue costs	2,008	1,087		5,723		2,000
Deferred stock compensation	599	13		1,283		53
G&A reimbursement from pre-IPO unitholders	1,380	—		5,448		—
Non-cash interest expense and accretion of warrant value	—	9,553		—		17,132
Other	75	—		26		—
Less: Equity in earnings of unconsolidated affiliates	(201)	(156)		(927)		(419)
Maintenance capital expenditures	(2,599)	(559)		(5,394)		(1,790)
Unrealized gain on derivatives	(631)	—		(360)		—
Other	—	(17)		—		(61)
Distributable cash flow(1)	$22,564	$9,304		$53,203		$23,287

Minimum quarterly distribution (“MQD”) at $0.40 per unit(3)	$0.40	(2)			(2)		(2)
Distributable cash flow coverage of MQD(3)	308%	(2)			(2)		(2)

Actual quarterly distribution (“AQD”) at $0.55 per unit(3)	$0.55	(2)			(2)		(2)
Distributable cash flow coverage of AQD(3)	224%	(2)			(2)		(2)

(1) — Prior to any retained cash reserves established by the Copano’s Board of Directors.

(2) — Not applicable for year to date periods and periods prior to the Company’s initial public offering in November 2004.

(3) — Includes distribution amounts for approximately 14,810,551 common units and 3,519,126 subordinated units outstanding on the record date.

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